Exhibit 99.1
IN THE UNITED STATES DISTRICT COURT FOR THE
DISTRICT OF MARYLAND
Greenbelt Division

PC-TEL, Inc.	)
20410 Observation Drive, Suite 200)
Germantown, MD 20876)
)
Plaintiff,	)
	)	Civil Action No. 2009-_______________
v.	)
)
Wider Networks, LLC	)
881 Ponce de Leon Ave., NE, Suite 10)
Atlanta, GA 30306)
)
Serve: Alan David Sanders, Registered Agent	)
881 Ponce de Leon Ave, NE	)
Suite 10)
Atlanta, GA 30306)
)
Defendant.	)
COMPLAINT
     Plaintiff, PC-TEL, Inc. (“PC-TEL”), by counsel, for its Complaint against Defendant Wider Networks, LLC (“Wider”), seeking damages, injunctive relief and other relief for patent infringement, patent interference, unfair competition, and unfair and fraudulent advertisement alleges as follows:
NATURE OF ACTION
     1. This is an action for patent infringement arising under Title 35 of the United States Code, false advertising arising under Title 15 of the United States Code, and false advertisement arising under Chapter 14 of the State of Maryland Code.

JURISDICTION AND VENUE
     2. This Court has jurisdiction over the subject matter of all causes of action set forth herein pursuant to 15 U.S.C. §§ 1114, 1116, 1117 and 1125 (a) (1), and 28 U.S.C. §§ 1331 and 1338, and pursuant to the supplemental jurisdiction of this Court under 28 U.S.C. § 1367. This Court also has jurisdiction over the subject matter pursuant to 28 U.S.C. § 1332, in that the amount in controversy exceeds $75,000, exclusive of interest and costs, and the parties are citizens of different states.
     3. This Court has personal jurisdiction over the Defendant because, upon information and belief, Defendant regularly and continuously transacts business and/or solicits business in the State of Maryland and within this judicial district and division, including, without limitation, offering for sale and/or selling infringing products described herein, unfairly competing with the Plaintiff, and unfairly and falsely advertising its products.
     4. Venue is proper in this judicial district and division pursuant to 28 U.S.C. § 1391, because the Defendant regularly conducts, transacts, causes or otherwise consents to business by others from which revenues are derived, and/or solicits for or advertises to do business within this judicial district, engages in a persistent course of conduct, and has committed the tortious acts complained of herein in this judicial district, among others.

THE PARTIES
     5. PC-TEL is a Delaware corporation with its corporate headquarters located in the State of Illinois. It is authorized to transact business in the State of Maryland, and its division which has been damaged by the actions of Defendant is located in Maryland at 20410 Observation Drive, Suite 200, Germantown, Maryland.
     6. On information and belief, Wider is a corporation organized and existing under the laws of the State of Georgia, with its principal place of business at 881 Ponce de Leon Avenue, NE, Suite 10, Atlanta, Georgia 30306.
     7. Plaintiff and Defendant are competitors in the field of wireless communication equipment and services.
PATENT-IN-SUIT
     8. This action arises from infringement of United States Patent No. 6,931,235 entitled “Method and Apparatus For Co-Channel Interference Measurements and Base Station Color Code Decoding for Drive Tests in TDMA, Cellular, and PCS Networks” invented by Paul A. Kline and Sergey L. Dickey (the “Kline Patent”). The Kline Patent issued on August 16, 2005 from a patent application filed on February 28, 2001 with the United States Patent and Trademark Office (“USPTO”). A true and accurate copy of the Kline Patent is attached hereto as Ex. 1.
     9. The Kline Patent claims priority from provisional patent application No. 60/185,805 (the “Kline Provisional Application”), which was filed on February 29, 2000. The Kline Provisional Application fully supported the subsequent utility filing that lead to the Kline

Patent including the allowed claims. A true and accurate copy of the Kline Provisional Application is attached hereto as Ex. 2.
     10. The Kline Patent inventors assigned their entire interests in the Kline Patent to Dynamic Telecommunications, Inc., (“DTI”) which later assigned all rights, title, and interest in and to the Kline Patent to PC-TEL, including the right to sue for infringement and recover past damages. A true and accurate copy of the USPTO Patent Assignment Abstract of Title for the Kline Patent is attached hereto as Ex. 3.
BACKGROUND
     11. A cellular telephone network is a radio network made up of a number of radio cells each served by a fixed transmitter known as a cell site or base station. Cellular networks can support more users compared to other forms of radio networks because the same radio frequency can be reused in different areas or cells for completely different transmissions. This reuse of the same radio frequency in different radio cells is referred to as “frequency reuse.”
     12. A major limitation in cellular and wireless telephone networks is the so-called co-channel interference. Co-channel interference is mainly caused by frequency reuse when a signal received by a handset contains the desired forward channel signal from the closest radio cell as well as signals from more distant cells. Signals from more distant cells carry different transmissions and thus can interfere with reception of the desired forward channel signal.
     13. If interfering signals from a distant cell become strong enough, the resulting co-channel interference degrades the ability of the handset to receive the desired signal correctly. The severity of co-channel interference depends on what is referred to as the “frequency reuse factor.” The frequency reuse factor is the rate at which the same frequency can be reused in a cellular network.
     14. As part of efforts to improve the performance of cellular networks, it is important to identify sources of co-channel interference and measure the relative strength of the resulting interference relative to the desired signal.
     15. One method for assessing co-channel interference is to conduct a “drive test.” In a drive test, vehicles equipped with appropriate instruments, such as a drive test radiofrequency scanner (“RF scanner”), drive through an area potentially affected by co-channel interference to measure the presence of the co-channel interference and identify its sources. The objective of drive tests is to identify the interfering signals for the entire area covered by the drive test.
     16. In practice, it is desirable to identify multiple interfering signals and measure their relative powers. One challenge in conducting drive tests involves decoding the interfering signals, which is difficult because the interfering co-channel signals are below the power level of the desired signal. The challenge of decoding the source of the potentially interfering signals is further complicated by the presence of multipath interference and technical issues associated with conducting the testing onboard a moving vehicle.
     17. As a result of these challenges, interference information obtained during a drive test is typically intermittent. Further, processing data from test instruments performing co-channel measurements is fairly time consuming which can restrict the completeness of the measurements even further.
     18. Purchasers of drive test services and RF scanners used in drive tests include cellular network owners such as AT&T Inc. and Verizon Communications, Inc. Many other companies also rely on RF scanners to detect, identify and resolve co-channel interference in their cellular and wireless networks.
     19. Commencing in 1997, PC-TEL, or its predecessor in interest, DTI, has continuously researched and developed, manufactured, advertised, provided, and successfully marketed RF scanners.
     20. PC-TEL manufactures and sells a drive test RF scanner to major wireless communication companies. The drive test RF scanners marketed by PC-TEL can measure and unequivocally identify several interfering co-channel signals simultaneously with high reliability and completeness. PC-TEL RF scanners obviate the need for processing-intensive detection algorithms. Ex. 4 attached hereto is a product description of PC-TEL’s RF Scanner.
     21. After the Kline Provisional Patent Application was filed with the USPTO, PC-TEL’s predecessor in interest, DTI, began marketing their RF scanner technology to cellular network owners. Also, in May 2000, DTI published a technical white paper (“DTI White Paper”) on the DTI Internet website disclosing the technology included in the Kline Provisional Patent. The DTI White Paper included a notice that the technology was “patent pending.” A copy of the DTI White Paper is attached hereto as Ex. 5. Thus, once DTI had filed for patent protections on their RF scanner technology, their marketing efforts resulted in the technology becoming well known to those in the industry.
     22. Defendant manufactures and sells a competing drive test RF scanner marketed as the “WIND 3G” product. A copy of Defendant’s press release promoting their RF scanner is attached hereto as Ex. 6. Defendant markets their WIND 3G to the same customers as Plaintiff, such as AT&T as evidenced by Defendant’s marketing presentation to AT&T, attached as Ex. 7 hereto.
     23. On August 15, 2000, Defendant’s predecessor in interest, Netstart, Inc., filed a utility patent application entitled “Radio Network Test Analysis System” whose inventors are Alan David Sanders, Perry Simon Lewars Linder, and others. This patent application issued as United States Patent No. 6,754,487 (the “Sanders Patent”) on June 22, 2004. A copy of the Sanders Patent is attached hereto as Ex. 8.
     24. The Sanders Patent claims priority from a United States Provisional Patent Application Serial No. 60/185,590 (the “Sanders Provisional Application”), entitled “Radio Network Test Analysis System”, which was filed on February 28, 2000. The Sanders Provisional Application was filed one day before the Kline Provisional Application. A copy of the Sanders Provisional Application is attached hereto as Ex. 9.
     25. One of the inventors of the Sanders Patent, Alan David Sanders, assigned his rights in the Sanders Patent to Netstart, Inc. No assignment by the other five inventors or any assignments by Netstart to Defendant are recorded in the USPTO. A copy of the USPTO Patent Assignment Abstract of Title for the Sanders Patent is attached hereto as Ex. 10.
     26. The disclosure in the Sanders Provisional Application is substantially different from that in the Sanders Patent. These differences are summarized in the analysis attached hereto as Ex. 11.

     27. Based on the analysis attached as Ex. 11, the allowed claims of the Sanders Patent are not supported by the disclosure of the Sanders Provisional Application. Because the Sanders Provisional Application fails to support the Sanders Patent, the claims of the Sanders Patent do not relate back to the earlier filing date of the Sanders Provisional Application.
     28. The Sanders Patent describes technology that is similar to that described and claimed in the Kline Patent. An analysis of the claims of the Kline Patent with respect to the disclosure of the Sanders Patent is included in the Declaration by Sergey L. Dickey, attached hereto as Ex. 12.
     29. Sometime in or about 2002, Plaintiff became aware of the activities of Defendant in providing competing services of the same or similar nature, using technology that was the same as, or similar to, that of the Plaintiff’s. Subsequently, Plaintiff offered to license the Kline Patent to Defendant; however, Defendant refused to license the patent.
     30. On or about June 21, 2007, PC-TEL submitted a request to the USPTO for reexamination of the Sanders Patent through counsel and pursuant to 35 U.S.C. §§ 301, 302 and 37 C.F.R. §§ 1.501, 1.510. The request for reexamination was filed based on the good faith belief of Plaintiff that a substantial new issue of patentability existed with respect to the Sanders Patent based on prior art references that were not considered by the USPTO during the original examination of the Sanders Patent application. Among the references cited was the Kline Patent.
     31. The USPTO agreed that a new issue of patentability existed and ordered a reexamination on September 11,2007. The USPTO reexamination order is attached hereto as Ex. 13.

     32. Thereafter, the USPTO twice rejected the claims of the Sanders Patent as being anticipated by or obvious in view of the Kline Patent. The USPTO rejections are attached hereto as Ex. 14 and 15. In particular, the USPTO determined that the claims of the Sanders Patent are not supported by the disclosure in the Sanders Provisional Application, and therefore not entitled to the filing date of the Sanders Provisional Application. Ex. 14, pp. 11-12; Ex. 15, pp. 4-5. In view of that determination, the USPTO rejected all claims of the Sanders Patent under 35 U.S.C. § 102(e) in view of the Kline Patent and other references. Ex. 14, pp. 16-111; Ex. 15, pp. 15-112.
     33. To overcome the second USPTO rejection, on February 23, 2009, Defendants submitted a Response to Final Office Action Under 37 C.F.R. § 1.116 (February 2009 Response”) which is attached as Ex. 16, hereto. The February 2009 Response included declarations by Alan David Sanders (the “February 2009 Sanders Declaration”) and Peter Simon Lewars Linder (the “February 2009 Linder Declaration”), attached hereto as Exs. 17 and 18, respectively.1 The February 2009 Sanders and Linder Declarations proffered a previously undisclosed and undated technical document entitled “Project X Data Processing and Network Optimization Software” (the “Project X Document”), which is attached as Ex. 19 hereto. The February 2009 Sanders and Linder Declarations assert that the Project X Document was created on August 30, 1999 and the February 2009 Response offers the document as evidence of invention by Defendant prior to the filing date of the Kline Provisional Application. The

1	The exhibits to the February 2009 Sanders and Linder Declarations total over 500 pages, and therefore are not attached as exhibits hereto except for selected exhibits specifically addressed herein.

February 2009 Sanders and Linder Declarations also alleged diligence in reducing the invention to practice from the date of the Project X Document until the filing date of the Sander’s Patent application in August 2000. In support of the claim of diligence, the February 2009 Sanders and Linder Declarations attach over 500 pages of electronic mail, technical memoranda and draft patent documents.
     34. The reexamination of the Sanders Patent remains pending in the USPTO.
COUNT I
PATENT INFRINGEMENT OF U.S. PATENT No. 6,931,235
     35. Plaintiff hereby incorporates Paragraphs 1 — 34 by reference as if stated herein.
     36. Defendant makes claims in its advertising and product offerings of goods and services that its WIND 3G RF Scanner is protected by the Sanders Patent. In its press release (Ex. 6), Defendant claims that its WIND 3G technology is protected by U.S. Patent Nos. 6,754,4672 and 7,301,920. Also, Defendant identifies the Sanders patents on one of its websites3 as one of two patents it “has.” Based upon these claims by Defendant, the only patented technology possessed by Defendant is that disclosed and claimed in the Sanders Patent and US Patent No. 7,301,920.
     37. Defendant more recently has asserted that documents produced to the USPTO as exhibits to the February 2009 Sanders and Linder Declarations show their diligence in reducing their invention to practice. The February 2009 Sanders and Linder Declarations include Exhibits AA and DD which the declarants assert was attached to an e-mail on June 23, 2000, attached

2	Since the 6,754,467 is a Japanese-owned patent to unrelated technology, Plaintiff presumes that the reference to 6,754,467 is a typographical error and Defendant meant to refer to the Sanders Patent which is 6,754,487.

hereto as Exs. 20 and 21, respectively. The declarants state that their Exhibit AA (Ex. 20) was attached to a June 23, 2000 email and “describ[es] the processing of data gathered by the hardware for analysis for the propagation model.” Ex. 20, p. 9, ¶ 35. Also, declarants state that their Exhibit DD (Ex. 21) was attached to a July 24, 2000 email and “is a flowchart describing assignment of measurement data within the propagation algorithm.” Ex. 21. at p. 10, ¶ 37.
     38. Analysis of claims 1, 2, and 3 of the Kline Patent with respect to the Sanders Patent, the US Patent No. 7,301,920, Defendant’s advertising materials and the technical documents in Exs. 7 and 21 are included in the analysis attached as Ex. 12.
     39. On information and belief, based upon the analysis provided in Ex. 12 of Defendant’s public disclosures, the WING 3G device satisfies each of the elements of at least claim 4 of the Kline Patent, and use of the WING 3G device satisfies each of the elements of claim 1 of the Kline Patent.
     40. Defendant, without Plaintiff’s authorization and in violation of 35 U.S.C. § 271, has infringed and continues to infringe the Kline Patent by making, using, offering to sell, and/or selling RF drive test products and services, including, without limitation, products described by the Defendant as WIND 3G technology.
     41. Defendant’s conduct has caused the Plaintiff to be deprived of rights, remunerations and profits which would have otherwise come to the Plaintiff as a result of the rights conferred under the Kline Patent but for the conduct of the Defendant, thereby entitling the Plaintiff to damages pursuant to 35 U.S.C. § 284.

3	http://www.widernetworks.com/patents.html which is attached hereto as Ex. 10.

     42. The Plaintiff has no adequate remedy at law, and Defendant’s conduct has caused, and if not enjoined, will continue to cause irreparable damage to the Plaintiff. As a result of Defendant’s wrongful conduct, the Plaintiff is entitled to injunctive relief pursuant to 35 U.S.C. § 283.
COUNT II
PATENT INTERFERENCE
     43. Plaintiff hereby incorporates Paragraphs 1 — 42 by reference as if stated herein.
     44. This cause of action for the adjudication of interfering patents arises under 35 U.S.C. § 291.
     45. The authenticity of the Project X Document is highly suspect for at least three reasons. First, the 1999 Specification was not disclosed to the USPTO until October 2008 and only to overcome a rejection during a reexamination. The circumstances of its discovery on an old and long unused laptop computer, as alleged in the February 2009 Sanders and Linder Declarations, are further suspect. Second, the information contained in the Project X Document was not included in the Sanders Provisional Application. To the contrary, Sanders Provisional Application contains few technical details, as the USPTO observed (see e.g., Ex. 14, pp. 11-12), thus evidencing an immature invention inconsistent with the details included in the Alleged 1999 Specification. Third, Defendant submitted a substantially different version of the Project X

Document in another declaration by Mr. Linder submitted to the USPTO on October 28, 2008, and attached hereto as Ex. 22.4
     46. Even if, arguendo, the Project X Document was generated on the date alleged in the October 2008 Declaration, the document refutes Defendant’s assertion of diligence to the USPTO.
     47. Defendant’s failure to include the technical details listed in the Project X Document in the Sanders Provisional Application shows that Defendant was not working diligently towards filing a patent application encompassing the invention as the date of that USPTO filing.
     48. The technical documents attached to the February 2009 Sanders and Linder Declarations do not support diligence in the reduction of the concepts disclosed in the Project X Document to the Sanders Patent Application. Instead, the 500+ pages of documents reveal that Defendant was developing what may be characterized more accurately as network optimization software until the May 26, 2000 draft of the Sanders Patent Application (which is Exhibit V in the February 2009 Sanders and Linder Declarations but not attached hereto). Technical details regarding algorithms for measuring and processing RF test data do not appear until the June to July 2000 time frame (see Exs. 20 and 21).
     49. By asserting the Project X Document as evidence of prior invention, Defendants has effectively admitted that the Sanders Patent interferes with the Kline Patent. Specifically, this assertion alleges that the invention of the Sanders Patent was conceived before the Kline

4	The Project X Document (Ex. 16) is 12 pages long while the similar titled document attached to the October 28,

Provisional Application even though the Sanders Patent application was filed after the Kline Provisional Application filing date.
     50. Based on the difference between the Sanders Provisional Application (filed February 28, 2000) and the Sanders Patent Application (filed August 15, 2000) and Plaintiff’s intervening public disclosure and promotion of the technology claimed in the Kline Patent (May 2000) and reasonable inferences drawn from the sequence of technical documents attached to the February 2009 Sanders and Linder Declarations, Plaintiff believes Defendant obtained technical aspects of Plaintiff’s wireless network testing technology and included the same in the Sanders Patent Application. Thus, on information and belief, the inventors of the Kline Patent are the rightful inventors of the technology claimed in the Sanders Patent.
     51. If Defendant prevails in the reexamination in the USPTO based upon the allegations made in the February 2009 Sanders and Linder Declarations, then Plaintiff’s Kline Patent is vulnerable to challenge under 35 U.S.C. § 102(g)(2). Plaintiff would be unable to bring an interference proceeding before the USPTO to obtain a determination of Plaintiff’s own date of invention as well as challenge Defendant’s claims of prior invention and diligence since neither patent would be a pending application as required under 35 U.S.C. § 135. If that circumstance were to arise, Plaintiff could only adjudicate the validity of the Kline Patent in federal court pursuant to 35 U.S.C. § 291.
     52. Determining the validity of the Kline Patent in view of allegations made by Defendant during reexamination of the Sanders Patent in this Court and in this case is

2008 declaration was two pages long.

appropriate because, under the circumstances, Defendant is likely to challenge the validity of the Kline Patent under 35 U.S.C. § 102(g)(2) as a defense to the patent infringement alleged in Count I. Thus, addressing the issue of interference between the Kline Patent and the Sanders Patent in this forum conserves judicial resources by allowing all related issues to be address at one time.
     53. Accordingly, Plaintiff seeks relief in the form of a declaration of validity of the Kline Patent over the Sanders Patent pursuant to 35 U.S.C. §§ 291, 102(e) and 102(g).
COUNT III
FALSE ADVERTISING (FEDERAL)
     54. Plaintiff hereby incorporates Paragraphs 1 — 53 by reference as if stated herein.
     55. This cause of action for unfair competition arises under the Lanham Act, specifically 15 U.S.C. § 1125(a)(l)(B).
     56. As alleged above, PC-TEL submitted a request to the USPTO for reexamination of the Sanders Patent with the USPTO. Thereafter, the USPTO twice rejected the claims of Defendant’s Sanders Patent as being unpatentable over the Kline Patent. Nevertheless, Defendant continues to promote its WIND 3G product as covered by the Sanders patent. See Ex. 6. As a consequence of Defendant’s action, Plaintiff has lost valuable revenue for business that, but for the actions of Defendant, Plaintiff would have received.
     57. On or about October 15, 2008, Defendant began to advertise (Ex. 6) and promote claims that its WIND 3G RF scanner:
a. is the “fastest WCDMA scanner on the market”;

b. operates at “72 BCCHs per second and 10 UMTS channels per second simultaneously”;
c. operates at “90 BCCHs per second in GSM Only mode”;
d. operates at “20 UMTS channels per second (all 512 SCs per channel) in WCDMA Only Mode”;
e. has industry-leading resolution of WCDMA -28 dB Ec/Io;
f. has industry-leading resolution of GSM -18 dB Ec/Io;
g. has industry-leading resolution of new real-time spectrum analyzer;
h. has greater flexibility because it covers all GSM and WCDMA cellular bands; and
i. has greater flexibility because it covers multiple configuration options, where customers configure the WIND 3G for exactly their needs.
     58. These advertising claims of the Defendant are false and misleading as to the qualities of Defendant’s WIND 3G product and Plaintiff’s competing CLARIFY product in the following ways:
a. WIND 3G has the same resolution specification as CLARIFY (i.e. WCDMA -28 dB Ec/Io;
b. WIND 3G has the same real-time spectrum analyzer that is available with CLARIFY;
c. WIND 3G has the same flexibility as CLARIFY because both devices cover GSM and WCDMA cellular bands;

d. WIND 3G has the same flexibility as CLARIFY because both devices cover multiple configuration options and customers can configure both devices for their needs; and
e. WIND 3G cannot be “industry leading” when in fact WIND 3G and CLARIFY features are nearly identical.
     59. Further, Defendant’s marketing claims imply that WIND 3G was tested against other RF scanners, including Plaintiff’s CLARIFY. On information and belief, such comparative testing was never performed. Thus, it is apparent that these claims were designed to falsely imply that the WIND 3G is superior to Plaintiff’s CLARIFY, and thereby attempt to mislead and confuse consumers into purchasing Defendant’s products.
     60. The foregoing misrepresentations are material because a customer choosing between Defendant’s WIND 3G and Plaintiff’s CLARIFY product would most likely consider patent rights, technical performance and head-to-head comparative testing in making a purchase decision.
     61. Defendant’s false statements of material fact related to the WIND 3G product in its advertising and product promotions misrepresent the nature and qualities of Defendant’s product, and by comparison misrepresent the qualities of Plaintiff’s products, and have damaged and are likely to continue to damage Plaintiff in violation of 15 U.S.C. § 1125(a)(l)(B).
     62. Defendant’s conduct has deprived Plaintiff rights, remunerations and profits which would have otherwise come to the Plaintiff but for the conduct of the Defendant, thereby entitling the Plaintiff to damages pursuant to 15 U.S.C. § 1117.

     63. The Plaintiff has no adequate remedy at law, and Defendant’s conduct has caused, and if not enjoined, will continue to cause irreparable damage to Plaintiff.
COUNT IV
FALSE AND FRAUDULENT ADVERTISING (MD. CODE § 13-301 and § 14-2902)
     64. Plaintiff hereby incorporates Paragraphs 1 – 63 by reference as if stated herein.
     65. This cause of action for unfair competition and false advertising arises under Maryland Code § 13-301 and § 14-2902.
     66. Defendant’s deceptive and misleading advertising and promotion statements listed in Paragraphs 56-61 constitute unfair and deceptive trade practices in violation of the Maryland Code § 13-301 in that the Defendant:
a. made false or misleading oral or written statements, visual descriptions, or other representations which have the capacity, tendency, or effect of deceiving or misleading purchasers of RF scanners;
b. represented that the Defendant’s goods and services have characteristics, use, benefit or quality which they do not have;
c. with deception, fraud, false pretense, false premise, misrepresentation knowingly concealed, suppressed, or omitted material fact with the intent that a purchaser of RF scanners rely on the same in connection with the promotion or sale of Defendant’s goods or services.
     67. Defendant’s unlawful activities also constitute untrue, deceptive or misleading advertising in violation of Maryland Code §14-2902 in that Defendant, for the purpose of selling,

or providing a service, did advertise and make statements containing a representation of fact that the Defendant knew, or by the exercise of reasonable care should know, were untrue, deceptive, or misleading.
     68. Defendant’s conduct has caused the Plaintiff to be deprived of rights, remunerations and profits which would have otherwise come to the Plaintiff but for the conduct of the Defendant, thereby entitling the Plaintiff to damages pursuant to Maryland Code § 13-408 and §14-304.
     69. Plaintiff has no adequate remedy at law, and Defendant’s conduct has caused, and if not enjoined, will continue to cause irreparable damage to the Plaintiff.
PRAYER FOR RELIEF
     WHEREFORE, Plaintiff PC-TEL prays:
     A. That permanent injunction pursuant to 35 U.S.C. § 283, be issued out of this Court restraining the Defendant, its officers, agents, servants and employees, and all persons in active concert or participation with them, from directly or indirectly making or causing to be made, selling or causing to be sold, or offering for sale, importing, or using or causing to be used in any way the inventions of the claims of the Patent-in-Suit, or otherwise directly infringe or contributorily infringe or induce infringement of the Patent-in-Suit.
     B. That this Court order, adjudge and decree that the Defendant has directly infringed, contributorily infringed, or induced infringement of one or more claims of the Patent-in-Suit in violation of 35 U.S.C. § 271.

     C. That this Court adjudge and decree that the Kline Patent is valid over the Sanders Patent pursuant to 35 U.S.C. § 291.
     D. That this Court order, adjudge and decree that the Defendant has false advertising and product disparagement in violation of 15 U.S.C. §1125.
     E. That this Court order, adjudge and decree that the Defendant has practiced unfair and false advertising in violation of Maryland Code §14-2902.
     F. That this Court order Defendant, officers, agents, servants and employees to deliver up to this Court for destruction all products infringing upon, directly or otherwise, any claim of the Patent-in-Suit or the use of which would infringe, directly or otherwise, any claim of the Patent-in-Suit.
     G. That a permanent injunction be issued out of this Court restraining the Defendant, it’s officers, agents, servants and employees, and all persons in active concert or participation with them, from:
i. unfairly competing with the Plaintiff by falsely representing the capabilities of its product WIND 3G as compared to CLARIFY;
ii. unfairly competing with the Plaintiff by engaging in acts in violation of the Lanham Act and State or common law unfair competition laws;
iii. advertising falsely and fraudulently in violation of Maryland Code §14- 2902; and
iv. inducing, encouraging, instigating, aiding, abetting or contributing to any of the aforesaid acts.

     H. That the Court grant an accounting of Defendant’s financial records in accordance with 15 U.S.C. § 1117.
     I. That the Court order Defendant to account for or pay over all proceeds and profits made by it from its wrongful infringing acts, and to account for and pay to the Plaintiff damages, pursuant to 35 U.S.C. § 284,15 U.S.C. § 1117, and Maryland Code § 13-408 and §14-304, in a sum to be determined by the Court.
     J. That the damages awarded by the Court to the Plaintiff be trebled, pursuant to 35 U.S.C. § 284, in view of the Defendant’s willful and wanton violation of the Plaintiff’s patent rights.
     K. That this Court order Defendant to file with this Court and serve upon the Plaintiff a report in writing and under oath setting forth in detail the manner and form in which Defendant has complied with the Order, no later than thirty (30) days after service on Defendant of such Order and in accordance with 15 U.S.C. § 1116.
     L. That this Court find this to be an exceptional case under 35 U.S.C. § 285 and order the Defendant to pay the Plaintiff attorney’s fees and all other costs which may be incurred by the Plaintiff.
     M. That this Court order the Defendant to pay the costs of this action, pre-judgment interest and post-judgment interest.
     N. That this Court grant the Plaintiff such other and further relief as maybe deemed just and equitable.

JURY DEMAND
     The Plaintiff PC-TEL hereby demands a trial by jury on all issues so triable. Dated this 12th day of March, 2009.

Respectfully submitted, PC-TEL, Inc. By Counsel,
/s/ Shauna M. Wertheim
Shauna M. Wertheim, Esq.
Maryland Trial Bar No. 08333 The Marbury Law Group, PLLC 11800 Sunrise Valley Drive, Suite 1000 Reston, VA 20191 (703) 391-2900 Telephone (703) 391-2901 Facsimile SWertheim@marburylaw.com

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